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                                   EXHIBIT 11

            STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE




                                             Three Months Ended     Six Months Ended
                                               March 31, 1997        March 31, 1997
                                             ------------------     ----------------
Net Income                                   $     558,292                950,633
                                                 =========              =========

Weighted average shares outstanding              3,770,117              3,770,117

Reduction for common shares not yet
 released by Employee Stock Ownership Plan        (270,950)              (273,595)

Common stock equivalents due to dilutive
 effect of stock options                            65,174                 44,985
                                                 ---------              ---------

Total weighted average common shares and
 equivalents outstanding                         3,564,341              3,541,507
                                                 =========              =========

Primary earnings per share                   $         .16                    .27
                                                      ====                   ====

Total weighted average common
 shares and equivalents outstanding
 for primary computation                         3,564,341              3,541,507

Additional dilutive shares using the end
 of period market value versus the average
 market value when applying the treasury
 stock method*                                      13,492                  9,989
                                                 ---------              ---------

Total weighted average common shares and
 equivalents outstanding for fully diluted
 computation                                     3,577,833              3,551,496
                                                 =========              =========

Fully diluted earnings per share             $         .16                    .27
                                                      ====                    ===




* Note:If the average share price is greater than the ending price, use average price for both primary and fully diluted calculation.